NL Industries, Inc. Three Lincoln Centre 5430 LBJ Freeway, Suite 1700 Dallas, TX 75240-2697	Contact: Janet G. Keckeisen Vice President – Corporate Strategy and Investor Relations (972) 233-1700
News Release

FOR IMMEDIATE RELEASE
NL REPORTS FIRST QUARTER 2020 RESULTS

DALLAS, TEXAS – May 6, 2020 - NL Industries, Inc. (NYSE: NL) today reported net income attributable to NL stockholders of $1.9 million, or $.04 per share, in the first quarter of 2020 compared to net income attributable to NL stockholders of $15.2 million, or $.31 per share, in the first quarter of 2019 primarily due to an unrealized loss of $12.1 million in the first quarter of 2020 related to the change in value of marketable equity securities compared to a $5.5 million unrealized gain in the first quarter of 2019.
Net sales at CompX of $32.3 million in the first quarter of 2020 increased $1.1 million compared to the first quarter of 2019 primarily due to higher security products sales to existing government security customers, partially offset by lower sales to transportation and distribution customers. Marine components also contributed higher sales for the quarter, mainly to the towboat and center console boat markets, partially offset by lower sales to distribution customers.  Income from operations attributable to CompX increased to $5.0 million in the first quarter of 2020 compared to $4.3 million in the first quarter of 2019 due to the favorable effects of customer and product mix on higher sales, partially offset by increased medical costs for both security products and marine components.

Kronos’ net sales of $421.0 million in the first quarter of 2020 were $15.5 million, or 4%, lower than in the first quarter of 2019.  Kronos’ net sales decreased in the first quarter of 2020 primarily due to lower sales volumes.  Kronos’ TiO2 sales volumes were 5% lower in the first quarter of 2020 as compared to the first quarter of 2019 due to lower sales volumes in the North American, Latin American and export markets partially offset by higher sales volumes in the European market.  Kronos’ average TiO2 selling prices in the first quarter of 2020 were comparable to its average TiO2 selling prices in the first quarter of 2019.  Kronos’ average TiO2 selling prices at the end of the first quarter of 2020 were 2% lower than at the end of 2019.  Fluctuations in currency exchange rates (primarily the euro) also affected net sales comparisons, decreasing net sales by approximately $7 million in the first quarter of 2020 as compared to the first quarter of 2019.  The table at the end of this press release shows how each of these items impacted the overall change in Kronos’ net sales.

Kronos’ income from operations in the first quarter of 2020 was $43.5 million as compared to $49.0 million in the first quarter of 2019.  Kronos’ income from operations decreased in the first quarter of 2020 primarily due to lower sales volumes and higher raw materials and other production costs.  Kronos’ TiO2 production volumes were 1% lower in the first quarter of 2020 as compared to the first quarter of 2019.  Kronos operated its production facilities at overall average capacity utilization rates of 95% and 97% in the first quarters of 2020 and 2019, respectively.  Fluctuations in currency exchange rates also affected income from operations, which increased income from operations by approximately $11 million in the first quarter of 2020 as compared to the first quarter of 2019.

Kronos’ other income (expense) in the first quarter of 2020 includes a pre-tax insurance settlement gain of $1.5 million (NL’s equity interest was $.4 million, or $.01 per share, net of income tax expense) related to a property damage claim.

Corporate expense increased by $.4 million in the first quarter of 2020 compared to the first quarter of 2019 primarily due to higher environmental remediation and related costs partially offset by lower litigation fees and related costs.  Interest and dividend income decreased $.4 million in the first quarter of 2020 as compared to the first quarter of 2019 primarily due to lower average outstanding balances under CompX’s revolving promissory note receivable from Valhi and lower average interest rates partially offset by higher cash and cash equivalents and restricted cash and cash equivalent balances available for investment.  Marketable equity securities represent unrealized gains (losses) on our portfolio of marketable equity securities during the periods.

Although the COVID-19 pandemic had limited impact on our operations during the first quarter of 2020, we believe U.S. and worldwide gross domestic product will be significantly impacted for an indeterminate period, including the demand for our products and those of our customers. Consequently, we expect to report lower sales and earnings than would otherwise have been expected for the remainder of 2020. The extent of the impact will depend on numerous factors, including future developments, and therefore is uncertain and cannot be predicted.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements.  While it is not possible to identify all factors, we continue to face many risks and uncertainties.  Factors that could cause actual future results to differ materially include, but are not limited to:

•	Future supply and demand for our products
•	The extent of the dependence of certain of our businesses on certain market sectors
•	The cyclicality of our businesses (such as Kronos’ TiO2 operations)
•	Customer and producer inventory levels
•	Unexpected or earlier-than-expected industry capacity expansion (such as the TiO2 industry)
•
Changes in raw material and other operating costs (such as energy, ore, zinc, aluminum, steel and brass costs) and our ability to pass those costs on to our customers or offset them with reductions in other operating costs

•	Changes in the availability of raw material (such as ore)
•
General global economic and political conditions that harm the worldwide economy, disrupt our supply chain, increase material costs or reduce demand or perceived demand for Kronos’ TiO2 and our products or impair our ability to operate our facilities (including changes in the level of gross domestic product in various regions of the world, natural disasters, terrorist acts, global conflicts and public health crises such as COVID-19)

•	Competitive products and substitute products
•	Price and product competition from low-cost manufacturing sources (such as China)
•	Customer and competitor strategies
•	Potential consolidation of Kronos’ competitors
•	Potential consolidation of Kronos’ customers
•	The impact of pricing and production decisions
•	Competitive technology positions
•	Our ability to protect or defend intellectual property rights
•	Potential difficulties in integrating future acquisitions
•	Potential difficulties in upgrading or implementing accounting and manufacturing software systems
•	The introduction of trade barriers or trade disputes
•	The impact of current or future government regulations (including employee healthcare benefit related regulations)
•
Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar), or possible disruptions to our business resulting from uncertainties associated with the euro or other currencies

•
Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions, cyber-attacks and public health crises such as COVID-19)

•	Decisions to sell operating assets other than in the ordinary course of business
•	Kronos’ ability to renew or refinance credit facilities
•	Our ability to maintain sufficient liquidity
•	The timing and amounts of insurance recoveries
•	The ability of our subsidiaries or affiliates to pay us dividends
•	Uncertainties associated with CompX’s development of new products and product features
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters, including future tax reform

•
Our ability to utilize income tax attributes or changes in income tax rates related to such attributes, the benefits of which may or may not have been recognized under the more-likely-than-not recognition criteria

•
Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities or new developments regarding environmental remediation at sites related to our former operations)

•
Government laws and regulations and possible changes therein (such as changes in government regulations which might impose various obligations on former manufacturers of lead pigment and lead-based paint, including us, with respect to asserted health concerns associated with the use of such products), including new environmental health and safety regulations such as those seeking to limit or classify TiO2 or its use

•	The ultimate resolution of pending litigation (such as our lead pigment and environmental matters)
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  We disclaim any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

NL Industries, Inc. is engaged in the component products (security products and recreational marine components), chemicals (TiO2) and other businesses.

NL INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except earnings per share)

	Three months ended
	March 31,
	2019	2020
	(unaudited)
Net sales	$31.2	$32.3
Cost of sales	21.6	21.9

Gross margin	9.6	10.4

Selling, general and administrative expense	5.3	5.4
Other operating income (expense):
Insurance recoveries	.3	-
Corporate expense	(2.1)	(2.5)

Income from operations	2.5	2.5

Equity in earnings of Kronos Worldwide, Inc.	9.2	8.2

General corporate items:
Interest and dividend income	1.5	1.1
Marketable equity securities	5.5	(12.1)
Other components of net periodic pension and OPEB cost	(.4)	(.2)
Interest expense	-	(.3)

Income (loss) from operations	18.3	(.8)

Income tax expense (benefit)	2.6	(3.3)

Net income	15.7	2.5

Noncontrolling interest in net income of subsidiary	.5	.6

Net income attributable to NL stockholders	$15.2	$1.9

Net income per share attributable to NL stockholders	$.31	$.04

Weighted average shares used in the
calculation of net income per share	48.7	48.8

NL INDUSTRIES, INC.
COMPONENTS OF INCOME FROM OPERATIONS
(In millions)
 (unaudited)

	Three months ended
	March 31,
	2019	2020

CompX - component products	$4.3	$5.0
Insurance recoveries	.3	-
Corporate expense	(2.1)	(2.5)

Income from operations	$2.5	$2.5

CHANGE IN KRONOS’ TiO2 SALES
(unaudited)

Three months ended
March 31,
2020 vs. 2019

Percentage change in net sales:
TiO2 sales volume	(5)%
TiO2 product pricing	-
TiO2 product mix/other	3
Changes in currency exchange rates	(2)

Total	(4)%